EMPLOYMENT AND COMPENSATION AGREEMENT



         This EMPLOYMENT AND COMPENSATION AGREEMENT ("Agreement") is made as of the 5th day of May, 1997, by and between ALLSTATE FACTORS, a division of ALLSTATE FINANCIAL CORPORATION, a Virginia corporation having its principal place of business at 2700 South Quincy Street, Suite 540, Arlington, Virginia
22206 (the "Company"), and Francis Madden of Garden City, New York (the "Employee"). The Company and the Employee in consideration of the mutual premises contained herein, mutually agree as follows:

         1. Employment. The Company employs the Employee and the Employee agrees to serve the Company as Senior Vice President of the Company and its Allstate Factors division. The Employee shall devote the Employee's full business time and best efforts to the establishment, supervision and operation of the Allstate Factors division of the Company, except as may otherwise be consented to by the Board of Directors. Employee shall perform such other duties commensurate with the Employee's position as may be specified from time to time by the President of the Company or the Board of Directors.

         2. Term. The term of this Agreement shall commence on the date set forth above, and shall end at the close of business on May 4, 2000, unless further extended or sooner terminated as hereinafter provided (the "Term"). Without limiting any other rights of the Company hereunder, Employee acknowledges and agrees that at any time on or after February 4, 1998 and on or prior to

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May 4, 1998,  the Company may,  with or without  cause,  upon written  notice to
Employee, terminate the Term of this Agreement (such a termination being a "Contemplated Early Termination").

         3. Salary. During the Term, the Company shall pay to the Employee the Employee's salary at an annual rate of One Hundred Thirty Five Thousand and 00/100 Dollars ($135,000.00), which amount may be increased from time to time at the discretion of the Board of Directors of the Company. In addition, Employee shall receive on the date of execution of this Agreement by Employee (i) a payment of $7,500.00 and (ii) options under the Allstate Financial Corporation Stock Option Plan (a copy of which has been provided to Employee) (the "Plan") to purchase 10,000 shares of the Company's stock at a price equal to 100% of the market price of such shares on the date of issuance of such options exercisable immediately and expiring on the earlier of (i) May 4, 2002 and (ii) in connection with any termination of Employee's employment, the date provided under the terms and provisions of the Plan.

         4.  Other Compensation. The Company shall provide the
Employee with the following additional compensation during the
Term:
(i) Subject to meeting eligibility provisions, any and all general Employee benefit plans, including without limitation medical, health, life and disability insurance, pension and profit sharing plans (other than any cash incentive plans), now or hereafter granted by

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the  Company to the  employees  of the Company as a group,  or to the  executive officers of the Company as a group, shall be granted to the Employee. If a disability insurance plan is not provided to all employees, the Company will provide a reasonable substitute for Employee. (ii) Employee shall receive (a) except as provided in clause (b) below, monthly commissions equal to three percent (3%) of the Company's gross factoring commissions, gross earned discounts and gross interest income (collectively, the "Gross Earnings"), in each case, on accounts purchased from clients of the Company's Allstate Factors division or from clients otherwise introduced to the Company by the Employee (less amounts paid as commissions with respect to such clients to any other employee of the Company or the Allstate Factors division) and (b) in the event that (X) the volume of receivables factored by the Company's Allstate Factors division equals or exceeds (i) $50,000,000.00 in 1997, (ii) $140,000,000.00 in
1998, (iii)  $250,000,000.00 in 1999, or (iv)  $140,000,000.00 from January 1 to
May 4, 2000 and (Y) the average factoring commission earned by the Allstate Factors division in such period exceeds 1.25% of the total volume of receivables factored by Allstate Factors in such period, commissions for such period equal to

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twenty  percent  (20%) of the amount by which the average  factoring  commission earned by Allstate Factors in such period exceeds 1.25% of the total volume of receivables factored by Allstate Factors in such period. The commissions contemplated herein are earned by the Employee and will be payable by the Company only when the receivable with respect to which a commission is due is fully collected by the Company or its Allstate Factors division. Commissions described in clause (a) of the first sentence hereof shall be paid in the month following the month during which such collection is received. Commissions described in clause (b) of the first sentence hereof shall be paid within ninety
(90) days following the last day of the last month of the period for which such commission is calculated; provided, that in the event the Employee's employment is terminated prior to the end of the Term (other than for Cause), the Employee's commission (if any) under clause (b) of the first sentence hereof shall be calculated solely on the basis of transactions between the Allstate Factors division of the Company and clients that entered into factoring agreements with the Allstate Factors division of the Company prior to the date of such termination. The Employee shall not be entitled to any commission as a result of payment received from any obligor (including, without

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limitation, the Company's factor) or client after such client is in default with the Company. Any collections effectuated from any obligor (including, without limitation, the Company's factor) or client after default shall be applicable to the Company's shortfall and expenses, including reasonable attorney's and other professional fees incurred in connection with effectuating collection of said shortfall. After any such shortfall and expenses are fully recovered, if the
Company  should  realize  any  earnings   thereafter  of  the  type  subject  to
commissions, Employee shall be entitled to commissions on such earnings. Employee shall not be entitled to any commissions as a result of the "payment" of any account by the client either by replacement invoice or other non-cash repurchase of any invoice pursuant to client's recourse obligations. (iii) Yearly bonuses to be paid to Employee at the discretion of the Board of Directors of the Company. (iv) Receipt of an automobile allowance of $500.00 per month.

     5. Reimbursement. Usual and normal monetary allowances for bona fide business expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder shall be reimbursed by the Company. Such allowances shall, without limitation, include expenses such as travel, meals, hotels, telephone, telegraph, postage and such other

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normal and customary business  expenses.  In addition the Company will reimburse
Employee for (i) up to $2,000.00 per year of membership dues otherwise payable by Employee to permit Employee to maintain his membership with the New York Athletic Club, (ii) up to $2,000.00 per year for membership dues otherwise payable by Employee to permit Employee to maintain his membership with the Hempstead Country Club, (iii) up to $4,000.00 per year for membership dues otherwise payable by Employee for membership in professional organizations and associations authorized by the President and (iv) reasonable and necessary travel and other out of pocket costs of attendance (x) by Employee and his spouse at the annual convention of the National Association of Credit Managers and the mid-year convention of the Commercial Finance Association and (y) by Employee at the annual business meeting of the Commercial Finance Association.

         6. Vacation. The Employee shall be entitled to four (4) weeks paid vacation per year during the Term of employment hereunder. The dates of any vacation periods shall be arranged in order that such vacation days shall not materially hinder the normal functioning of the Company's business activities.

         7.  Trade Secrets; Non-competition.

         (a) In the course of the Employee's employment, the Employee will have access to confidential records, data, pricing information, lists of customers and prospective customers, lists of vendors, books and promotional literature, leases and agreements, policies and similar material and information of the

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Company or used in the course of its business (hereinafter collectively referred to as "confidential information"). All such confidential information which the Employee shall use or come into contact with shall remain the sole property of the Company. The Employee will not, directly or indirectly, disclose or use any such confidential information, except as required in the course of such employment. The Employee shall not for a period of one (1) year following the end of the Term, disclose or use in any fashion any confidential information of the Company or any of its subsidiaries or affiliates, whether such confidential information is in the Employee's memory or embodied in writing or other physical form, provided, that the foregoing requirements shall not apply to any information (i) that (prior to disclosure by the Employee) has been disclosed by the Company or any third party or (ii) that Employee discloses (A) to any branch, agency or regulatory authority of any federal, state or local government to comply with any statute, regulation, rule, order or ordinance or (B) to any federal, state or local court, tribunal or other adjudicatory body in connection with any suit, claim or question arising before such court, tribunal or other adjudicatory body or otherwise.

         In the event of a breach or a threatened breach by the Employee of the provisions of this subparagraph (a), the Company shall be entitled to an injunction restraining the Employee from disclosing any of the aforementioned confidential information. Nothing contained herein shall be construed as prohibiting the

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Company  from  pursuing  any other  remedies  available  to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

         Subject to subparagraph (c) below, this provision shall survive the termination of this Agreement.

         (b) The Employee further agrees that, during the Term (or, if the Employee's employment is terminated prior to the end of the Term (whether by the Company or the Employee), during the period prior to such termination) and for a period of one (1) year (six (6) months in the event of a Contemplated Early Termination) thereafter, the Employee will not, except with the prior written consent of the Board of Directors, (i) be employed either as an employee, consultant, officer or director, by any other non-bank-owned commercial finance company, (ii) solicit any business from or have any business dealings with, either directly or indirectly or through corporate or other entities or associates, any customer or client of the Company (including, without limitation, the Allstate Factors division of the Company) (or any subsidiary or affiliate of the Company) or (iii) initiate any action, either directly or indirectly or through corporate or other entities or associates, that would reasonably be expected to encourage or to induce any employee of the Company (including, without limitation, any employee of the Allstate Factors division of the Company) or of any subsidiary or affiliate of the Company to leave the employ of the Company or of any such subsidiary or affiliate. The Employee specifically acknowledges the necessity

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for this  subparagraph  (b),  given the nature of the  Company's  business.  The
Employee agrees that the Company shall be entitled to injunctive relief in the event of a breach of the provisions of this subparagraph (b), the legal remedies being inadequate to fully protect the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach, including the recovery of damages from the Employee.

         Subject to subparagraph (c) below, this provision shall survive the termination of this Agreement.

         (c) In the event of a Business Combination or Change of Control (as defined below) involving the Company (whether or not the Company's Board of Directors recommends such Business Combination or Change of Control for approval by the Company's shareholders), subparagraphs (a) and (b) of this Paragraph 7 shall, at the time such Business Combination or Change of Control is consummated, but only in the event Employee's employment is terminated in connection therewith under the terms of subparagraph 8(d) below, be null and void and of no further force or effect. For purposes of this Agreement, "Business Combination" shall mean (i) a merger, consolidation or any other business combination of the Company with any non-affiliated party, (ii) the disposition of all or substantially all of the securities, business or assets of the Company or (iii) a joint venture, reorganization or other transaction (or series of transactions) as a result of which all or substantially all of

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the business or assets of the Company are transferred,  with or without a Change of Control, or any other similar corporate combination or transaction (or series of related transactions). For purposes of this Agreement, a "Change of Control" shall mean a transaction (or series of transactions) or other event (or series of events) that results in the acquisition of a controlling interest in the Company by a person or entity (or group of persons and/or entities) that did not have a controlling interest in AFC prior to such transaction (or series of transactions) or event (or series of events). As used in the preceding sentence, the term "controlling interest" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event, any person or entity (or group of persons and/or entities) which beneficially acquires, directly or indirectly, 25% or more (in number of votes) of the securities having ordinary voting power for the election of directors of the Company shall be conclusively presumed to have a controlling interest in the Company. This provision shall be construed so that if a Business Combination or Change of Control (as defined herein) occurs on more than one occasion, the terms and provisions of this Agreement shall apply to the most recent Business Combination or Change in Control.

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         8.  Payments Upon Termination.  The Company shall pay to  the  Employee upon termination of employment during the Term, as follows:

         (a) If the Employee's employment is terminated by death, the Company shall continue to pay and provide to the estate of the Employee for a period equal to one year, Employee's then applicable base salary pursuant to the provisions of Paragraph 3 for such period, in bi-monthly installments.

         In addition, the Company, as soon as reasonably possible, but not past the end of the fiscal year of the death of the Employee, shall also pay to the estate of the Employee (on a pro rata basis up to the date of the Employee's death) compensation otherwise due and unpaid to the Employee as of the date of, or in connection with, the Employee's death, pursuant and subject to the provisions of subparagraphs 4(i), 4(ii) and 4(iii) herein.

         (b) In the event the Employee's employment is terminated because of permanent disability (as defined below), for a period equal to one year, the Company shall continue to pay and provide to the Employee the Employee's then applicable salary for such period in bi-monthly installments, pursuant to the provisions of Paragraph 3 herein, and benefits for such period as if the Employee were still employed to be paid not later than the last day of such period under subparagraphs 4(i), 4(ii) and 4(iii) herein. As used herein, the Employee shall be deemed to be permanently disabled in the event that the Employee has not been able (due to mental or physical illness or incapacity) to render

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services  required  by  this  Agreement  for a period of ninety (90) consecutive days.

         Any salary payments to be made by the Company under the provisions of this subparagraph (b) are to be offset by payments, if any, made to the Employee under any disability insurance plan maintained by the Company.

         (c) In the event the Employee's employment is terminated by the Company prior to February 4, 1998, the Company shall pay to the Employee in addition to any other amounts otherwise payable to the Employee as of the date of, or in connection with, such termination, on the date of such termination a lump sum payment equal to (i) the Employee's annual base salary as of such date multiplied by 1.25, minus (ii) the total base salary previously paid to the Employee as of such date.

         (d) In the event of a Contemplated Early Termination by the Company, the Company shall pay to the Employee in addition to any other amounts otherwise payable to the Employee as of the date of, or in connection with, such termination, on the date of such termination a lump sum payment equal to one-half of the Employee's annual base salary as of such date.

         (e) In the event that (i) the employment of the Employee is terminated by the Company other than under the provisions as set forth in Paragraph 8(a),
(b), (c) or (d) herein or (ii) following a Business Combination or Change of Control, (A) the Employee is not offered a position with the Company that involves duties, responsibilities, powers and functions comparable to those

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enjoyed by the Employee immediately prior to such Business Combination or Change of Control at an annual rate of compensation (including commission rate) at least equal to that annual rate paid to the Employee immediately prior to such Business Combination or Change of Control and (B) the Employee's employment is terminated prior to the end of the Term (whether by the Employee or the Company), then the Company shall pay to the Employee in addition to any other amounts otherwise payable to the Employee as of the date of, or in connection with, such termination, on the date of such termination a lump sum payment equal to the Employee's base salary (on a pro rata basis) for one year. In addition, for one year, the Company shall provide to the Employee benefits for such period as if the Employee were still employed to be paid not later than the last day of such period under subparagraphs 4(i), 4(ii) and 4(iii) hereof.

         (f) Notwithstanding  anything else contained in subparagraphs (b), (c),
(d) or (e) above, no compensation shall be payable under subparagraphs (b), (c),
(d) or (e) above if the Employee's employment was or is terminated for Cause (as defined below). As used herein, the term "Cause" shall mean (i) the Employee's conviction of (or entry of a plea of nolo contendere with respect to) a felony or other crime involving moral turpitude or (ii) a willful, substantial and continual failure by the Employee in breach of this Agreement to perform the lawful duties, responsibilities or obligations assigned to the Employee pursuant to the terms hereof and the failure to cure such breach

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within 15 days  following  written notice from the Company  containing  specific findings by the Board of Directors of the Company detailing such failures.

         (g) Except as specifically set forth above, and except any amounts that may otherwise be payable to the Employee as of the date of, or in connection with, any termination, the Company shall have no obligation to make any payments to Employee in the event the Employee's employment is terminated prior to the end of the Term.

         9. Validity. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         10. Amendment and Waiver. This Agreement constitutes the entire agreement between the parties as to employment by the Company of the Employee and may not be changed orally but only by a written document signed by both parties.

         No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other breach by such party at that time or any other time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

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         11. Arbitration. Any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement and any other dispute arising out of this Agreement which cannot be resolved by the parties to such a dispute shall, upon thirty (30) days written notice by either party, be settled upon application of any such party by arbitration in Arlington County, Virginia, in
accordance  with  the  rules  then   prevailing  of  the  American   Arbitration
Association, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The cost of any arbitration proceedings under this paragraph shall be shared equally by the parties to such a dispute. Nothing contained in this paragraph shall limit the Company's rights to obtain injunctive relief to enforce the provisions of paragraphs 7(a) and 7(b) above.

         12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

         13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns and shall become effective upon execution by the Company.

         14.  Notice.   All  notices, and other communications made pursuant  to
this Agreement shall be made in writing and shall be deemed to have been given if delivered personally or mailed, postage prepaid, to the applicable party hereto at the applicable address first above written, or in either case, to such other
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address as the Company or Employee shall have specified by written notice to the other party.

         15. Paragraph Headings. All paragraph headings are included herein for convenience and are not intended to affect in any way the meaning or interpretation of this Agreement.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         17. Prior Agreements Superseded. In the event that the Employee has heretofore entered into an employment agreement with the Company, then this Agreement hereby revokes, replaces and supersedes the prior employment agreement between the Company and the Employee.

         IN WITNESS WHEREOF, the parties have executed this agreement, the Company acting herein by its duly authorized officer, the day and year first above written.



                   COMPANY:

                   ALLSTATE FINANCIAL CORPORATION


                   By:
                      Craig Fishman, President


                   EMPLOYEE:



                      Francis Madden

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